Exhibit 99.13

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Telephone: (604) 895-2700 Fax: (604) 681-6061

West Fraser Announces Additional COVID-19 Production Adjustments

VANCOUVER, March 25, 2020 /CNW/ - In response to the continuing COVID-19 pandemic West Fraser is taking additional steps to respond to changing operating and market conditions.

As a result of the continuing proliferation of the COVID-19 pandemic and the imposition of mandatory and recommended governmental restrictions on movement, travel, work and trade that are impacting our operations and creating uncertainty in the demand for forest products, the following additional changes to operating schedules at West Fraser’s manufacturing operations have been implemented.

Lumber

Effective March 30, lumber production at all British Columbia sawmills will be curtailed for one week. This will result in the elimination of an additional 24 million board feet of production for the week in addition to the curtailments and reduced production announced on March 19.

Panels

Effective March 30, plywood production at the Company’s Alberta Plywood and Slave Lake Veneer facilities will be temporarily suspended until at least April 6. This will reduce the Company’s plywood production by an additional 6,500 msf per week.

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States.

This News Release contains descriptions of current circumstances and statements about potential future developments including the timing and amount of the reduction in lumber and panels production, potential future curtailments at our facilities, the timing and amount of capital expenditures, operating and market conditions and demand for our products and the availability of employees and contractors. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual Management’s Discussion & Analysis under “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements and the Company undertakes no obligation to publicly revise them to reflect subsequent events or circumstances, except as required by applicable securities laws.

West Fraser shares trade on the Toronto Stock Exchange under the symbol: “WFT”.

SOURCE West Fraser Timber Co. Ltd.

  View original content: http://www.newswire.ca/en/releases/archive/March2020/25/c3095.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 18:30e 25-MAR-20